Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP, INC.  REPORTS FIRST QUARTER 2014 RESULTS

First Quarter Net Sales Increase 14% to $777 million; Diluted EPS Increases to $1.22

Company Reiterates Full Year Guidance and Provides Second Quarter Guidance

Richardson, TX. May 13, 2014 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the first quarter ended April 5, 2014.  Results for the first quarter of fiscal 2014 included fourteen weeks compared to thirteen weeks for the first quarter of fiscal 2013.

First Quarter Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 13%, with increases in all wholesale segments

•                  Direct to consumer net sales increased 18%

•                  Global retail comps, based on a fourteen week calendar, declined 2.4%, with increases in Asia Pacific and Europe and a decrease in North America

•                  Net sales of watches increased 17%

•                  Operating income increased 11%

The Company reported net income of $66.3 million for the first quarter of fiscal 2014, compared to $72.2 million for the first quarter of fiscal 2013.  Diluted earnings per share increased to $1.22, compared to $1.21 for the prior fiscal year’s first quarter, which included an $0.11 benefit related to the acquisition of the Company’s Spanish joint venture.  The growth in diluted earnings per share resulted from operating income growth and a reduction in average shares outstanding, which more than offset the impact of a higher tax rate, increased interest expense and lower non-operating income.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We are pleased to be off to a good start in 2014, with a solid first quarter performance that produced revenue growth at the top end of our expectations.  We continued to expand our international footprint as we posted significant increases in both Europe and Asia and we expanded our business in the Americas, even as mall traffic remains challenging.  Our growth was driven by strong performance in watches, with both Fossil and our multi-brand portfolio delivering solid increases.  Our jewelry business accelerated, more than offsetting the challenges we continue to see in the leathers business. We continued our initiative to refine and optimize our operating structure to create fuel to drive our growth, and we announced an important strategic partnership with one of the most innovative companies to support our efforts in wearable technology.”

Mr. Kartsotis concluded, “Our first quarter performance continued to demonstrate the strength of our diversified business model.  We enjoy many competitive advantages including our design and brand-building talent, our compelling portfolio of desirable brands, our world-class manufacturing capabilities and our expansive global distribution network.  With our seasoned management team’s skills and the advantages of operating in a strong margin category, we are well positioned to deliver sustained growth today and well into the future.”

Operating Results

The translation impact of a weaker U.S. dollar increased the Company’s reported net sales by $1.4 million during the fiscal first quarter.  The following discussion of the Company’s net sales is based on constant dollar performance.

First quarter 2014 worldwide net sales rose 14% or $94.3 million, reflecting sales growth in each of the Company’s wholesale segments and direct to consumer segment.  This sales increase was driven by strong growth in the Company’s multi-brand global watch portfolio and modest growth in the FOSSIL® and SKAGEN® brands.  First quarter jewelry sales increased significantly, while sales of leathers declined slightly.

Net sales from the North America wholesale segment increased 7%, or $19.1 million, compared to the first quarter of fiscal 2013.  Double digit growth in watches and jewelry products led the North American sales increase and were partially offset by a decline in leathers.  Wholesale shipments increased in the United States, driven by boutiques, specialty accounts and off-price partners, while Mexico and Canada declined.

Europe wholesale net sales rose 14%, or $25.2 million, compared to the first quarter of fiscal 2013.  Double digit growth in watches and jewelry products led the European sales increase and were partially offset by a decline in leathers.  Most European markets posted sales increases, with the strongest growth rates coming from the United Kingdom, France and the Middle East.

Asia Pacific wholesale net sales rose 24%, or $20.5 million, compared to the first quarter of fiscal 2013.  Double digit growth in watches drove the increase and was partially offset by a decline in leathers.  Nearly every market contributed to the sales growth, with particularly strong growth in China, India, Japan and Korea.

Direct to consumer net sales for the first quarter of fiscal 2014 increased 18%, or $29.4 million, compared to the first quarter of fiscal 2013.  The sales increase was driven by the expansion of the global retail store base, partially offset by a decrease in same stores sales of 2.4%, based on a fourteen week calendar.  Same stores sales increases in Europe and Asia Pacific were more than offset by a decrease in North America, which was largely driven by mall traffic declines.  Comparable sales were strongest in jewelry, while watches posted a slight decline and leathers performed below the Company’s overall same store sales result.

During the first quarter of fiscal 2014, gross margin increased 150 basis points to 57.1%, primarily driven by the impact of a greater sales mix of higher margin products, improvements in freight and other costs, prior year acquisitions and a favorable regional distribution mix given the growth in international markets.  These benefits were partially offset by increased promotional activity in outlet stores and reserves associated with leathers.

The Company’s operating expenses increased, as planned, during the first fiscal quarter due to the expansion of the Company’s retail store and concession base, infrastructure investments to support growth and global initiatives, higher advertising royalties and the additional week of operations.  The Company’s operating expense rate increased 190 basis points to 43.6% compared to 41.7% of net sales in the first quarter of fiscal 2013.

Operating income for the first quarter of fiscal 2014 increased 11%, or $10.4 million, compared to the prior fiscal year first quarter and the foreign currency translation impact was negligible.  Operating margin decreased 40 basis points to 13.5% of net sales, compared to 13.9% of net sales for the same period a year earlier.

During the fiscal first quarter, interest expense increased $2.5 million to $3.7 million and other income-net decreased by $10.1 million compared to the fiscal 2013 first quarter, which benefitted from a non-cash, mark-to-market valuation gain related to the acquisition of the Company’s Spanish joint venture and net gains on foreign currency contracts and account balances.

The Company’s effective income tax rate in the first quarter of fiscal 2014 was 31.3%, compared to 28.1% in the first quarter of fiscal 2013.

Share Repurchase

During the first quarter of fiscal 2014, the Company invested $117 million to repurchase 1.0 million shares of its common stock at an average price of $117 per share.  As of April 5, 2014, the Company had $376 million remaining on its share repurchase authorization.

Sales and Earnings Guidance

For the full 2014 fiscal year, the Company continues to expect:

•                  Net sales to increase approximately 8% to 10%

•                  Operating margin in a range of 16.5% to 17.0%

•                  Diluted earnings per share in a range of $6.90 to $7.30

For the second quarter of fiscal 2014, the Company expects:

•                  Net sales to increase approximately 8% to 9.5%

•                  Operating margin in a range of 10.5% to 11.0%

•                  Diluted earnings per share in a range of $0.90 to $0.97

The Company’s guidance assumes that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.  The Company’s fiscal 2014 includes 53 weeks compared to 52 weeks in fiscal 2013.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and clothing.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 540 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 14 Weeks Ended	For the 13 Weeks Ended
Statement Data (in millions, except per share data):	April 5, 2014	March 30, 2013
Net sales	$776.5	$680.9
Cost of sales	333.3	302.4
Gross profit	443.2	378.5
Gross margin	57.1%	55.6%
Operating expense	338.5	284.2
Operating expense (% of net sales)	43.6%	41.7%
Operating income	104.7	94.3
Operating margin	13.5%	13.9%
Interest expense	3.7	1.2
Other income — net	(0.4)	9.8
Income before income taxes	100.6	102.9
Tax provision	31.5	28.9
Less: Net income attributable to noncontrolling interest	2.8	1.8
Net income attributable to Fossil Group, Inc.	$66.3	$72.2
Basic earnings per share	$1.23	$1.22
Diluted earnings per share	$1.22	$1.21
Weighted average common shares outstanding:
Basic	54.1	59.4
Diluted	54.4	59.8

Consolidated Balance Sheet Data (in	April 5,	March 30,
millions):	2014	2013
Assets:
Cash and cash equivalents	$303.4	$241.5
Accounts receivable-net	290.1	272.9
Inventories	601.9	520.3
Other current assets	171.0	113.0
Total current assets	$1,366.4	$1,147.7

Property, plant and equipment - net	$356.7	$329.2
Goodwill	206.7	201.4
Intangible and other assets - net	184.5	178.3
Total long-term assets	$747.9	$708.9

Total assets	$2,114.3	$1,856.6
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$376.7	$312.7
Short-term debt	13.6	1.6
Total current liabilities	$390.3	$314.3

Long-term debt	$528.3	$151.1
Other long-term liabilities	170.5	145.8
Total long-term liabilities	$698.8	$296.9

Stockholders’ equity	$1,025.2	$1,245.4

Total liabilities and stockholders’ equity	$2,114.3	$1,856.6

	For the 14 Weeks Ended	For the 13 Weeks Ended
Business Segment Net Sales ($ in millions)	April 5, 2014	March 30, 2013
Wholesale:
North America wholesale	$272.8	$255.2
Europe	205.7	173.9
Asia Pacific	103.5	86.8
Total wholesale	582.0	515.9

Direct to consumer	194.5	165.0

Total net sales	$776.5	$680.9

Product Category Information

	Amounts For the 14 Weeks Ended	Amounts For the 13 Weeks Ended	Percentage of Total For the 14 Weeks Ended	Percentage of Total For the 13 Weeks Ended
Product Sales (in millions)	April 5, 2014	March 30, 2013	April 5, 2014	March 30, 2013
Watches	$601.4	513.0	77.5%	75.3%
Leathers	99.7	102.8	12.8%	15.1%
Jewelry	56.5	42.3	7.3%	6.2%
Other	18.9	22.8	2.4%	3.4%
Total net sales	$776.5	$680.9	100%	100%

Store Count Information

	April 5, 2014			March 30, 2013
	North America	Other International	Total	North America	Other International	Total
Full price accessory	111	160	271	106	153	259
Outlets	127	82	209	103	61	164
Clothing	30	2	32	31	2	33
Full price multi-brand	6	24	30	4	17	21
Total stores	274	268	542	244	233	477

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 14 Weeks Ended April 5, 2014
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$272.8	$(1.5)	$274.3
Europe	205.7	6.6	199.1
Asia Pacific	103.5	(3.8)	107.3
Total wholesale	582.0	1.3	580.7

Direct to consumer	194.5	0.1	194.4

Total net sales	$776.5	$1.4	$775.1

END OF RELEASE